                                3DX TECHNOLOGIES INC.

                     SERIES C PREFERRED STOCK PURCHASE AGREEMENT


                              DATED AS OF JULY 26, 1995

                                  TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
1.   Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   Closing of Purchase and Sale. . . . . . . . . . . . . . . . . . . . .   2
     2.1     Closing; Closing Date . . . . . . . . . . . . . . . . . . . .   2
     2.2     Transactions at Closing . . . . . . . . . . . . . . . . . . .   2

3.   Representations and Warranties of the Company . . . . . . . . . . . .   2
     3.1     Organization, Standing and Qualification . . . . . . . . . . .  2
     3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  3
     3.3     Validity of Stock. . . . . . . . . . . . . . . . . . . . . . .  3
     3.4     Subsidiaries.. . . . . . . . . . . . . . . . . . . . . . . . .  3
     3.5     Financial Statements.. . . . . . . . . . . . . . . . . . . . .  3
     3.6     Authorization; Approvals . . . . . . . . . . . . . . . . . . .  5
     3.7     No Conflict with Other Instruments . . . . . . . . . . . . . .  5
     3.8     Patents, Trademarks and Other Intangible Assets. . . . . . . .  5
     3.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.10    Title to Properties; Liens and Encumbrances. . . . . . . . . .  7
     3.11    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.12    Compliance with Other Instruments. . . . . . . . . . . . . . .  7
     3.13    Business . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.14    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.15    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.16    Private Offering . . . . . . . . . . . . . . . . . . . . . . .  8
     3.17    Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . .  8
     3.18    Fees and Commissions . . . . . . . . . . . . . . . . . . . . .  9
     3.19    Interested Party Transactions. . . . . . . . . . . . . . . . .  9
     3.20    Section 83(b) Elections. . . . . . . . . . . . . . . . . . . .  9
     3.21    Environmental Matters. . . . . . . . . . . . . . . . . . . . .  9

4.   Representations, Warranties and Covenants of the Purchasers. . . . . . 10
     4.1     Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.2     Investment Representations . . . . . . . . . . . . . . . . . . 10
     4.3     Investment Experience; Access to Information . . . . . . . . . 10
     4.4     Absence of Registration. . . . . . . . . . . . . . . . . . . . 11
     4.5     Restrictions on Transfer . . . . . . . . . . . . . . . . . . . 11
     4.6     Transfer Instructions. . . . . . . . . . . . . . . . . . . . . 11
     4.7     Economic Risk. . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.8     Fees and Commissions . . . . . . . . . . . . . . . . . . . . . 11

5.   Conditions to Closing of the Purchasers .. . . . . . . . . . . . . . . 12
     5.1     Representations and Warranties . . . . . . . . . . . . . . . . 12

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     5.2     Performance. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.3     Consents, etc. . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.4     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.5     Compliance Certificates. . . . . . . . . . . . . . . . . . . . 12
     5.6     Proceedings and Documents. . . . . . . . . . . . . . . . . . . 12
     5.7     Proprietary Information, Inventions and Non-Competition
             Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.8     Second Amended and Restated Co-Sale Agreement. . . . . . . . . 13
     5.9     Composition of Board of Directors. . . . . . . . . . . . . . . 13
     5.10    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . 13

6.   Conditions to Closing of Company . . . . . . . . . . . . . . . . . . . 13

7.   Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . 13
     7.1     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     7.2     Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     7.3     Financial Statements; Reports. . . . . . . . . . . . . . . . . 14
     7.4     Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 16
     7.5     Public Information . . . . . . . . . . . . . . . . . . . . . . 16
     7.6     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.7     Execution of Agreements by Employees of Company. . . . . . . . 17
     7.8     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 17
     7.9     Investor Right of First Refusal. . . . . . . . . . . . . . . . 18
     7.10    Company Right of First Refusal . . . . . . . . . . . . . . . . 20
     7.11    Maintenance of Existence and Properties, etc.. . . . . . . . . 21
     7.12    Termination of Covenants . . . . . . . . . . . . . . . . . . . 21
     7.13    Chief Financial Officer. . . . . . . . . . . . . . . . . . . . 22
     7.14    Board Meetings . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.15    Option Pool. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.16    SBA Repurchase Obligation. . . . . . . . . . . . . . . . . . . 22

8.   Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.2     Required Registration. . . . . . . . . . . . . . . . . . . . . 24
     8.3     Registration Procedures. . . . . . . . . . . . . . . . . . . . 24
     8.4     Limitations on Required Registrations. . . . . . . . . . . . . 26
     8.5     Incidental Registration. . . . . . . . . . . . . . . . . . . . 27
     8.6     Limitations on Incidental Registration . . . . . . . . . . . . 28
     8.7     Designation of Underwriter . . . . . . . . . . . . . . . . . . 28
     8.8     Form S-3 . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.9     Cooperation by Prospective Sellers . . . . . . . . . . . . . . 29
     8.10    Expenses of Registration . . . . . . . . . . . . . . . . . . . 30
     8.11    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 30
     8.12    Rights That May Be Granted to Subsequent Investors . . . . . . 32

     8.13    Transfer of Registration Rights. . . . . . . . . . . . . . . . 33
     8.14    "Stand-Off" Agreement. . . . . . . . . . . . . . . . . . . . . 33
     8.15    Delay of Registration. . . . . . . . . . . . . . . . . . . . . 34

9.   Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 34

10.  Transfers of Securities by Nations . . . . . . . . . . . . . . . . . . 35

11.  Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . 35

12.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

13.  Survival of Agreements . . . . . . . . . . . . . . . . . . . . . . . . 37

14.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

15.  Modifications; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . 38

16.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

17.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 39

18.  Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

19.  Amendments to Prior Agreement. . . . . . . . . . . . . . . . . . . . . 40

20.  Execution and Counterparts . . . . . . . . . . . . . . . . . . . . . . 40

21.  Governing Law and Severability . . . . . . . . . . . . . . . . . . . . 40

22.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

Schedules

1    -    Purchasers
2    -    Prior Investors
3.2  -    Capitalization
3.3  -    Validity of Stock
3.5  -    Financial Statements
3.8  -    Patents, Trademarks, etc.
3.9  -    Litigation
3.10 -    Liens and Encumbrances
3.11 -    Taxes
3.12 -    Compliance
3.14 -    Contracts
3.17 -    Full Disclosure
3.19 -    Interested Party Transactions

Exhibits

A    -    Form of Third Restated Certificate of Incorporation
B    -    Form of Proprietary Information, Inventions and Non-Solicitation
          Agreement
C    -    Form of Second Amended and Restated Co-Sale Agreement
D    -    Form of Kelley Drye & Warren Opinion

                     SERIES C PREFERRED STOCK PURCHASE AGREEMENT

     Agreement, dated as of July 26, 1995, among (a) 3DX TECHNOLOGIES INC. (formerly Novera Energy Inc.), a Delaware corporation (the "Company"), with an office at 12012 Wickchester, Suite 250, Houston, Texas 77079-1218; (b) the parties identified as Purchasers on Schedule 1 hereto (individually a "Purchaser" and collectively, the "Purchasers"); (c) solely for the purposes of Sections 7, 8, 11, and 14 through 21, the parties identified as prior investors on Schedule 2 hereto (individually a "Prior Investor", collectively the "Prior Investors", and together with the Purchasers, the "Investors"); and (d) (although they are also Prior Investors hereunder) as founders of the Company and not as Prior Investors, solely for the purposes of Sections 8, 11 and 15 hereof, C. Eugene Ennis, Douglas C. Nester and Peter M. Duncan (collectively, the "Founders").

                                W I T N E S S E T H :

     WHEREAS, the Purchasers desire to purchase shares of Senior Redeemable Convertible Preferred Stock, Series C, $.01 par value (the "Series C Preferred"), of the Company, having the rights, preferences, privileges and restrictions set forth in the Company's Third Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Third Restated Certificate") and incorporated herein by reference, and the Company desires to sell to the Purchasers shares of Series C Preferred (collectively, the "Shares"); and

     WHEREAS, the Prior Investors are parties to a Stock Purchase Agreement, dated as of November 9, 1993 (the "Prior Agreement"), among the Company, the Prior Investors and, as to certain provisions therein, the Founders (solely as Founders of the Company and not as Prior Investors), pursuant to which the Prior Investors purchased Units consisting of shares of Redeemable Preferred Stock, Series B, $.01 par value (the "Series B Preferred" and, together with the Series C Preferred, the "Preferred Shares"), of the Company and shares of Common Stock, $.01 par value ("Common Stock"), of the Company; and

     WHEREAS, the Prior Investors, the Company and the Founders desire to amend the Prior Agreement in the manner set forth in this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. PURCHASE AND SALE. Subject to the provisions of this Agreement, on the Closing Date (as hereinafter defined) the Company will sell to the Purchasers, and the Purchasers will purchase from the Company, an aggregate of up to 3,000,000 shares of Series C Preferred, each Purchaser to purchase the number of Shares set forth opposite such Purchaser's name on Schedule 1 annexed hereto, at a purchase price per Share of $3.00.

     2.   CLOSING OF PURCHASE AND SALE.

     2.1 CLOSING; CLOSING DATE. (a) The purchase and sale of the Shares pursuant to Section 1 (the "Closing") shall take place at the offices of Kelley Drye & Warren, 101 Park Avenue, New York, New York 10178, at 1:00 p.m. local New York time on July 26, 1995 or at such other place and time as may be agreed upon by the Company and the Purchasers (the "Closing Date").

     (b) In the event the Company does not at the Closing sell and issue, and/or receive commitments to purchase, all 3,000,000 Shares authorized herein to be issued and sold to the Purchasers, the Company may sell and issue additional Shares at a subsequent closing (hereinafter referred to as the "Deferred Closing"), PROVIDED that such sales occur within 15 days of the Closing at the same price and on the same terms and conditions set forth herein and that the total number of Shares sold at the Closing and the Deferred Closing shall not exceed the number of Shares authorized to be sold at the Closing and PROVIDED FURTHER that for purposes of such Deferred Closing, each of the conditions precedent set forth in Section 5.1 hereof shall be deemed to have been met without any further action necessary on the part of the Company or its counsel. At the Deferred Closing, upon execution of this Agreement and the Second Amended and Restated Co-Sale Agreement referred to in Section 5.8, a purchaser shall become a party hereto and shall be included within the meaning of "Purchaser" and "Investor" hereunder, the shares of Series C Preferred so issued shall be included within the term "Shares" hereunder and Schedule 1 shall be amended to include such Purchaser, without any further consent or action on the part of the Investors. Each Investor irrevocably waives any and all rights of first refusal or other rights in respect of any Shares purchased at a Deferred Closing.

     2.2 TRANSACTIONS AT CLOSING. (a) At the Closing, the Company shall deliver to each Purchaser one or more certificates representing the Shares being purchased hereunder by such Purchaser at such Closing, against delivery by the Purchaser of a wire transfer of immediately available funds or a check in the amount of the purchase price therefor.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that:

     3.1 ORGANIZATION, STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its property and assets and to conduct its business as currently conducted and as proposed to be conducted by it as contemplated by the Business Plan of the Company dated March 10, 1995, as modified by financial statements dated May 31, 1995 (as so modified, the "Business Plan"). The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Texas and the nature of its business and its ownership or leasing of property do not require that the Company become so qualified as a foreign corporation in any other state or jurisdiction.

     3.2 CAPITALIZATION. The authorized capital stock of the Company, as of the Closing Date, will consist of (a) 3,500,000 shares of preferred stock (the "Preferred Stock"), of which (i) 200,000 shares are designated Series B Preferred, 59,034 of which are issued and outstanding, and (ii) 3,300,000 shares are designated Series C Preferred, of which no shares will be issued or outstanding prior to the Closing Date; and (b) 12,000,000 shares of Common Stock, of which 5,779,290 shares are issued and outstanding as of the date of this Agreement. The list set forth in Schedule 3.2 hereto is a complete and correct list of all security holders of the Company, showing their holdings of issued and outstanding shares of Company securities (including options) as of the date of this Agreement. The outstanding shares of Common Stock and Series B Preferred are duly authorized and validly issued in accordance with applicable law (including federal and state securities laws), fully paid and non-assessable. Except as set forth in this Agreement, holders of shares of the Company's capital stock have no preemptive rights. Except for the transactions contemplated by this Agreement and the Exchange Agreement, dated as of November 9, 1993 (the "Exchange Agreement"), between the Company and Landmark Graphics Corporation ("Landmark"), and as set forth on Schedule 3.2 hereto, there are
(a) no outstanding warrants, options, convertible securities or rights to subscribe for or purchase any capital stock or other securities from the Company, (b) no voting trusts or voting agreements among, or irrevocable proxies executed by, stockholders of the Company, (c) no existing rights of stockholders to require the Company to register any securities of the Company or to participate with the Company in any registration by the Company of its securities, (d) no agreements among stockholders providing for the purchase or sale of the Company's capital stock and (e) no obligations (contingent or otherwise) of the Company to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     3.3 VALIDITY OF STOCK. Except as set forth in Schedule 3.3, the Series C Preferred, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and free of all encumbrances and restrictions, except restrictions on transfer imposed by applicable securities laws and this Agreement.

     3.4 SUBSIDIARIES. The Company does not own or control, directly or indirectly, any other corporation, partnership, association or business entity.

     3.5 FINANCIAL STATEMENTS. The Company has furnished the Purchasers with its (i) unaudited balance sheet as of May 31, 1995 (the "Unaudited Balance Sheet"), (ii) unaudited statements of income (loss) for the period then ended (the "Unaudited Statements of Income"), and (iii) audited financial statements as of and for the year ended December 31, 1994 (all of which in (i), (ii) and (iii) are collectively referred to as the "Financial Statements" and are attached hereto as Schedule 3.5). Except as described in Schedule
3.5, the Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles ("GAAP") and fairly and accurately present in all material respects the financial position of the Company as of such date and the results of its operations for the periods then ended, provided that the Financial Statements do not contain all footnotes required by GAAP and the Unaudited Balance Sheet and Unaudited Statements of Income are subject to normal year-end audit adjustments, which the Company does not have reason to believe will be material in the aggregate. Except as described in Schedule 3.5, the Company has no liabilities, debts or obligations, whether accrued, absolute or contingent other than (i) liabilities reflected or reserved against in the Unaudited Balance Sheet, and
(ii) liabilities incurred since May 31, 1995 (the "Balance Sheet Date") in the ordinary and usual course of business. Since the Balance Sheet Date, except as contemplated by this Agreement, the Company has been operated in the ordinary and usual course of business, and there has not been:

          (i) any change in the (x) assets, liabilities, condition (financial or otherwise) or business of the Company from that reflected in the Unaudited Balance Sheet, or (y) the trend of operating results of the Company from that reflected in the Unaudited Statements of Income;

          (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, condition (financial or otherwise), operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted as set forth in the Business Plan);

          (iii) any waiver by the Company of a valuable right or of a material debt owed to it;

          (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

          (v) any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

          (vi) any material change in any compensation arrangement or agreement with any employee;

          (vii) any payment of dividends or repurchase by the Company of shares of its capital stock; or

          (viii) to the Company's knowledge, any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted pursuant to the Business Plan).

     3.6 AUTHORIZATION; APPROVALS. All corporate action (including any stockholder action) on the part of the Company necessary for the authorization, execution, delivery, and performance of all its obligations under this Agreement and for the authorization, issuance, and delivery of the Series C Preferred being sold under this Agreement has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms. The Company has obtained or will obtain prior to the Closing Date all necessary consents, authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all federal, state, or other relevant governmental authorities required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

     3.7 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement does not and will not, with or without the passage of time or giving of notice or both, (i) result in any violation of, be in conflict with, or constitute a default under, any terms or provisions of (a) the Company's Third Restated Certificate or By-laws; (b) any agreement, contract, understanding, indenture or other instrument to which the Company is a party, the effect of which would have a material adverse effect on the Company or would give rise to any right of termination, cancellation or acceleration; or (c) any statute, judgment, decree, order, rule or governmental regulation applicable to the Company, or (ii) result in the creation of a security interest, lien, or other encumbrance on the assets of the Company.

     3.8 PATENTS, TRADEMARKS AND OTHER INTANGIBLE ASSETS. (a) Schedule 3.8 hereto is a true and complete list and summary description of all patents, patent applications, trademarks, service marks, trade names and copyrights, and licenses and rights to the foregoing presently owned or held by the Company or used in the Company's business as currently conducted, none of which is in dispute or in any conflict with the right of any other person or entity. Except as set forth on Schedule 3.8, the Company (i) owns or has the right to use, free and clear of all liens, claims and restrictions, all patents, patent applications, trademarks, service marks, trade names and copyrights, and licenses and rights with respect to the foregoing, used in the conduct of its business as now conducted or proposed to be conducted, as contemplated by the Business Plan, without infringing upon or otherwise acting adversely to the right or claimed right of any person, corporation or other entity under or with respect to any of the foregoing and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

          (b) Except as set forth on Schedule 3.8 hereto, the Company owns or has the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs (with the exception of normal software purchased and sold as such) and technical data and information (collectively herein "Intellectual Property") required for or incident to the development, operation and sale of all services or products sold or currently proposed to be sold by the Company, free and clear of and without violating any right, lien, or claim of others, including without limitation, former employees and former employers of its past and present employees.

          (c) The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which it intends to operate. Each of the Company's employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who has knowledge of or access to information about the Intellectual Property, has entered into a Proprietary Information Agreement (as defined Section 5.7) with the Company, (i) providing that the Intellectual Property and other information are proprietary to the Company and are not to be divulged or misused and (ii) transferring to the Company, without any further consideration being given therefor by the Company, all of such employee's or other person's right, title and interest in and to such Intellectual Property and other information and to all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to such Intellectual Property and information. The Company is not aware that any of its employees, consultants or prospective employees who have signed such agreements are in violation thereof, nor is it aware, or does it have any basis to believe, that any former employee or consultant has made any claim of ownership in or rights with respect to any of the Intellectual Property.

          (d) Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company as currently conducted, nor the conduct of the Company's business as proposed to be conducted as contemplated by the Business Plan, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

     3.9 LITIGATION. Except as set forth in Schedule 3.9 hereto, no action, proceeding or governmental inquiry or investigation is pending or to the best knowledge of the Company threatened against the Company or any of its officers, directors or employees (in their capacity as such) or any of the Company's properties before any court, arbitration board or tribunal or administrative or other governmental agency, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or known to the Company to be threatened involving the prior employment of any of the Company's employees or use by any of them in connection with the Company's business of any information, property or techniques allegedly proprietary to any of their former employers. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality.

     3.10  TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES.  Except as set forth on
Schedule 3.10 hereto, the Company has good and marketable title to all of the properties and assets, both real and personal, tangible and intangible, that it purports to own, including the properties and assets reflected on the Financial Statements and they are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections that do not materially detract from the value of the specific asset affected or the present use of such asset.

     3.11 TAXES. Except as set forth on Schedule 3.11, the Company has accurately prepared and timely filed all federal income tax returns and all state and municipal tax returns that are required to be filed by it (the "Tax Returns") and has paid or made provision for the payment of all amounts due pursuant to such returns. The Tax Returns are true and complete in all material respects. None of the Tax Returns have been audited by the Internal Revenue Service or any state taxing authority, as the case may be, the Company has not been advised that any of such Tax Returns will be so audited, and there are no waivers in effect of the applicable statute of limitations for any period. No deficiency assessment or proposed adjustment of federal income taxes or state or municipal taxes of the Company is pending and the Company has no knowledge of any proposed liability for any tax to be imposed.

     3.12  COMPLIANCE WITH OTHER INSTRUMENTS.  Except as set forth on Schedule
3.12 hereto, the Company is not in default (a) under its Third Restated Certificate or its By-laws or, in any material respect, under any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected or (b) with respect to any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case, would materially and adversely affect or in the future is reasonably likely to materially and adversely affect the Company's business, prospects, condition (financial or otherwise), affairs, operations or assets. To the best of the Company's knowledge, no third party is in material default under any material agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected.

     3.13 BUSINESS. The Company has all franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as presently conducted, except those the non-obtainment of which would not have a material adverse effect on its business, properties or prospects. The Company is not in material violation of any law, governmental regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as presently conducted.

     3.14 CONTRACTS. Except as set forth on Schedule 3.14 hereto, the Company is not a party to any contract, and has no obligation or commitment, in each case (i) involving aggregate payments by the Company or having an aggregate value of more than $50,000, or (ii) that is otherwise material to the business of the Company. Copies of all of such contracts have been furnished to counsel for NationsBanc Capital Corporation ("Nations"), one of the Purchasers. Except as set forth on Schedule 3.14 hereto, (i) the Company has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing, and (ii) neither the Company nor any of its employees is a party to, or covered by, any collective bargaining agreement.

     3.15 ERISA. The Company does not maintain, sponsor, or contribute to any program or arrangement that is an "employee pension benefit plan," an "employee welfare benefit plan," or a "multiemployer plan", as those terms are defined in Sections 3(2), 3(1), and 3(37) of the Employee Retirement Income Security Act of 1974, as amended. Except as listed in Schedule 3.14, the Company has no incentive or benefit arrangements.

     3.16 PRIVATE OFFERING. Neither the Company nor anyone acting on its behalf has offered or will offer Shares of the Company or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). The Company agrees that neither the Company nor anyone acting on its behalf has offered or will offer such securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares not exempt from the registration requirements of Section 5 of the Securities Act. None of the shares of the Company's capital stock issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such shares of capital stock have been offered and sold in compliance with all applicable federal and state securities laws. Assuming that the Purchasers' representations and warranties contained in Section 4 of this Agreement are true and correct at the Closing, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, as currently in effect, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, as currently in effect.

     3.17 FULL DISCLOSURE. This Agreement, the Business Plan and all other certificates and documents made or delivered to the Purchasers or to the Purchasers' counsel in connection with the sale of the Shares hereunder, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made, PROVIDED, HOWEVER, that the Company makes no representation or warranty (i) with respect to matters specified in the Business Plan as based on a source other than the Company or (ii) with respect to any projections, other than that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections. Including the information contained in Schedule 3.17, there is no material fact known to the Company relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Company that has not been disclosed to the Purchasers in writing by the Company.

     3.18 FEES AND COMMISSIONS. The Company has not retained, or otherwise authorized to act, any finder, broker, agent, financial advisor or other intermediary (collectively "Intermediary") in connection with the transactions contemplated by this Agreement and the Company shall indemnify and hold harmless the Purchasers from liability for any compensation to any Intermediary retained or otherwise authorized to act by, or on behalf of, the Company, and the fees and expenses of defending against such liability or alleged liability.

     3.19 INTERESTED PARTY TRANSACTIONS. Except as set forth on Schedule 3.19, no officer, director or stockholder of the Company or any "affiliate" or "associate" (as these terms are defined in Rule 405 promulgated under the Securities Act) of any such person or entity or the Company has or has had, either directly or indirectly, (a) an interest in any person or entity which
(i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Except as set forth on Schedule 3.19 hereto, there are no existing arrangements or proposed transactions between the Company and any officer, director, or holder of more than 5% of the capital stock of the Company, or any affiliate or associate of any such person.

     3.20 SECTION 83(b) ELECTIONS. To the best of the Company's knowledge, all elections and notices permitted by Section 83(b) of the Internal Revenue Code of 1986, as amended, and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased shares of the Company's Common Stock other than pursuant to any stock option plans of the Company. The Company makes no representation or warranty regarding the content or accuracy of any such election or notice.

     3.21 ENVIRONMENTAL MATTERS. Except for instances of noncompliance with or exceptions to the following that could not reasonably be expected to have individually, or in the aggregate, a material adverse effect on the financial condition or prospects of the Company: (a) (i) to the best of the Company's knowledge, the Company is in full compliance with all environmental laws and
(ii) the Company is neither aware of, nor has it received notice of, any conditions, events, activities, practices or incidents which could prevent the compliance by the Company in all material respects with applicable environmental laws; (b) to the best of the Company's knowledge, no hazardous substance, waste, pollutant, chemical, contaminant, constituent, or other similar material which is listed, regulated or addressed under any environmental law ("Hazardous Material") exists on, or is being used, generated, stored, transported, disposed of on, or released from, any of the properties of the Company, except in compliance with applicable environmental laws; (c) neither the Company nor any of its currently-owned or leased properties or to the best of its knowledge, operations, is subject to any outstanding or, to the best of the Company's knowledge, threatened, administrative or judicial order from or written agreement with any governmental authority or other person, or is subject to any pending judicial or administrative proceeding, with respect to (i) the Company's failure to comply with environmental laws, (ii) actions required to be undertaken by the Company under applicable environmental laws in order to remediate Hazardous Materials present in soils or groundwater, or (iii) environmental liabilities arising from a release or threatened release of Hazardous Materials by the Company; (d) to the best of the Company's knowledge, there are no conditions at the currently-owned or leased properties or operations of the Company that could reasonably be expected to give rise to any environmental liabilities on the part of the Company; and (e) no lien arising under any environmental law has been filed with regard to any property or revenues of the Company.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS. Each Purchaser, severally and not jointly, represents and warrants that:

     4.1 AUTHORIZATION. It has full power and authority to enter into and to perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation.

     4.2 INVESTMENT REPRESENTATIONS. It is acquiring the Shares for its own account, for investment purposes and not with a view to, or for sale in connection with, any distribution of such Shares or any part thereof.

     4.3 INVESTMENT EXPERIENCE; ACCESS TO INFORMATION. It (a) is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act, (b) is an investor experienced in the evaluation of businesses similar to the Company, (c) is able to fend for itself in the transactions contemplated by this Agreement, (d) has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (e) has the ability to bear the economic risks of this investment, (f) has been furnished with or has had access to such information as is specified in subparagraph (b)(2) of Rule 502 promulgated under the Securities Act, (g) was not organized or reorganized for the specific purpose of acquiring the Shares purchased by it, and (h) has been afforded prior to the Closing Date the opportunity to ask questions of, and to receive answers from, the Company and to obtain any additional information, to the extent the Company has such information or could have acquired it without unreasonable effort or expense, all as necessary for the Purchaser to make an informed investment decision with respect to the purchase of the Shares.

     4.4  ABSENCE OF REGISTRATION.  It understands that:

          (a) The Shares to be sold and issued hereunder are unregistered and may be required to be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available.

          (b) Except as provided in Section 8, the Company is under no obligation to file a registration statement with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

          (c) Rule 144 promulgated under the Securities Act ("Rule 144"), which provides for certain limited sales of unregistered securities, is not presently available with respect to the Shares, and the Company is under no obligation to make Rule 144 available except as otherwise provided in Section 7.5.

     4.5 RESTRICTIONS ON TRANSFER. (a) It will not offer, sell, pledge, hypothecate, or otherwise dispose of the Shares unless such offer, sale, pledge, hypothecation or other disposition is (i) registered under the Securities Act, or (ii) in compliance with an opinion of counsel to the Company to the effect that such offer, sale, pledge, hypothecation or other disposition thereof does not violate the Securities Act, and (b) the certificate(s) representing the Shares shall bear a legend stating in substance:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION DOES NOT VIOLATE THE PROVISIONS THEREOF.

     Upon request of a holder of Shares, the Company shall remove the legend set forth above from the certificates evidencing such Shares, or issue to such holder new certificates therefor free of such legend, if with such request the Company shall have received an opinion of counsel to the Company to the effect that such Shares are not required by the Securities Act to continue to bear the legend.

     4.6 TRANSFER INSTRUCTIONS. It agrees that the Company may provide for appropriate transfer instructions to implement the provisions of Section 4.5 hereof.

     4.7 ECONOMIC RISK. It understands that it must bear the economic risk of the investment represented by the purchase of Shares for an indefinite period.

     4.8 FEES AND COMMISSIONS. It represents and warrants that it has not retained, or otherwise authorized to act, any Intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless the Company from liability for any compensation to any Intermediary retained or otherwise authorized to act by, or on behalf of, the Purchaser and the fees and expenses of defending against such liability or alleged liability.

     5. CONDITIONS TO CLOSING OF THE PURCHASERS. The obligation of each Purchaser on the Closing Date to purchase the Shares to be purchased under this Agreement by it shall be subject to each of the following conditions precedent, any one or more of which may be waived by Purchasers purchasing at least 66 2/3% of the Shares to be purchased at the Closing:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company herein shall be true and accurate on and as of the Closing Date as if made on such Date.

     5.2 PERFORMANCE. The Company shall have performed and complied with all agreements and conditions contained herein or in other ancillary documents incident to the transactions contemplated by this Agreement required to be performed or complied with by it prior to or at the Closing.

     5.3 CONSENTS, ETC. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Shares to be purchased by each Purchaser at the Closing, except for those filings to be made after the Closing, and the Third Restated Certificate shall have been duly filed with the Secretary of State of the State of Delaware.

     5.4 INSURANCE. The Company shall have delivered evidence satisfactory to the Purchasers that it has obtained (i) catastrophe insurance covering the Company's offices and material equipment, (ii) an umbrella liability policy and (iii) term life insurance on the life of C. Eugene Ennis in the amount of $2 million, all of which shall be in full force and effect on the Closing Date.

     5.5 COMPLIANCE CERTIFICATES. The Company shall have delivered to the Purchasers or their representative at the Closing an Officer's Certificate to the effect that all conditions specified in Sections 5.1, 5.2, 5.3 and 5.7 have been fulfilled.

     5.6 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents (including without limitation, any SBA documents reasonably requested by the Purchasers sufficiently in advance of the Closing to permit the Company to complete such documents) and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request.

     5.7 PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENTS. Each employee of and consultant to the Company shall have executed a proprietary information, inventions and non-solicitation agreement, substantially in the form annexed hereto as Exhibit B (a "Proprietary Information Agreement"), or shall have executed an amendment to his existing form of Proprietary Information Agreement in form and substance satisfactory to counsel to the Purchasers.

     5.8 SECOND AMENDED AND RESTATED CO-SALE AGREEMENT. Each of the Founders, a requisite majority of the Prior Investors and the Company shall have entered into a Second Amended and Restated Co-Sale Agreement (the "Co-Sale Agreement") with the Purchasers, substantially in the form annexed hereto as Exhibit C.

     5.9 COMPOSITION OF BOARD OF DIRECTORS. The Board of Directors shall consist of C. Eugene Ennis, Jon W. Bayless, Robert H. Chaney and Douglas C. Williamson.

     5.10 OPINION OF COUNSEL. The Company shall have delivered to the Purchasers the opinion of Kelley Drye & Warren, counsel to the Company, in the form annexed hereto as Exhibit D.

     6. CONDITIONS TO CLOSING OF COMPANY. The obligation of the Company on the Closing Date to issue and sell the Shares to be purchased under this Agreement shall be subject to the conditions precedent that the representations and warranties made by the Purchasers herein shall be true and accurate on and as of the Closing Date as if made on such Date.

     7.    AFFIRMATIVE COVENANTS.

     7.1   INSPECTION.  The Company covenants and agrees that, for so long as
(i) a Purchaser holds at least 100,000 shares of Series C Preferred or, subject to Section 7.12, 100,000 shares of Common Stock acquired upon conversion of shares of Series C Preferred or (ii) a Prior Investor (together with its limited partners and affiliates) holds at least 4,000 shares of Series B Preferred or, subject to Section 7.12, 21,000 shares of Common Stock acquired or under the Prior Agreement or the Exchange Agreement, in each case as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together herein called "Recapitalization Events"):

           (a) the Company will permit any authorized representatives of such Investor free and full access at all reasonable times and upon reasonable notice to all of the books, records, personnel and properties of the Company, for any purpose whatsoever, subject to Section 7.8 hereof; and

           (b) the Investor shall be entitled to have one designee attend (but not to vote at) meetings of the Board of Directors (and business discussions immediately prior to such meeting) as an observer, PROVIDED that such designee shall not be entitled to be present at those portions of any such meeting that the Board of Directors will be discussing issues that are competitive with the business of the Investor, such determination to be made in the Board's good faith business judgment.

     7.2 ACCOUNTING. The Company will maintain and cause each of its Subsidiaries (other than inactive Subsidiaries) to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP. For purposes of this Agreement, "Subsidiary" means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

     7.3 FINANCIAL STATEMENTS; REPORTS. (a) The Company will deliver to the Investors:

           (i) within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such period and unaudited consolidated statements of (A) income and
(B) cash flow of the Company and its Subsidiaries for each period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified, subject to changes resulting from year-end audit adjustments, by the chief financial officer of the Company or other appropriate officer, in the event the Company does not have a chief financial officer (an "Appropriate Officer"), that such financial statements were prepared in accordance with GAAP applied on a basis consistent (except as otherwise disclosed therein and consented to by a majority of the Board of Directors) with that of preceding periods, and except as otherwise stated therein, fairly present the financial position of the Company as of their date;

           (ii) within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and statements of income and of statements of cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion thereon of a "Big Six" firm of independent public accountants, which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except as otherwise approved by the Board of Directors), and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP;

           (iii) within 30 business days after the end of each month, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and unaudited consolidated statements of (A) income and (B) cash flow for such month and for the period from the beginning of the current fiscal year to the end of such month, setting forth in each case in comparative form the figures for the budget in respect of such period, all in reasonable detail and certified, subject to changes resulting from year-end adjustments, by the Appropriate Officer;

           (iv) within the first 30 days after the beginning of each fiscal year, projections of the statements referred to in paragraph (iii) of this
Section 7.3(a) for each month in such year;

           (v) within the first 30 days after the beginning of the third fiscal quarter in each fiscal year either (A) a certificate of the Appropriate Officer that the projections referred to in paragraph (iv) of this Section 7.3(a) with respect to the last six months of the fiscal year, made again as of the certificate date, have not materially changed or (B) revised projections of the statements referred to in paragraph (iii) of this
Section 7.3(a) for each of the last six months in the fiscal year;

           (vi) within 45 days after the end of each quarterly fiscal period, a written statement executed by the Appropriate Officer as to whether the Company is in compliance with its covenants under this Agreement;

           (vii) at least 30 days prior to the beginning of each fiscal year, a budget for such fiscal year, in the form determined by the Board of Directors of the Company, setting forth in detail reasonably acceptable to the Investors the Company's budget for such fiscal year;

           (viii) within 90 days after the beginning of each fiscal year, an annual reserve analysis covering oil and gas properties to which the Company has rights, covering such properties as the Board of Directors of the Company shall determine in good faith from time to time, prepared by a major reserve engineering firm reasonably acceptable to the Board;

           (ix) promptly upon the filing thereof, reports and statements filed by the Company or any of its Subsidiaries with the Commission (or any governmental authority succeeding to any of its functions) or with any securities exchange; and

           (x) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested.

           (b) The Company shall timely report to the Small Business Administration ("SBA") the use of proceeds from the sale of the Series C Preferred on SBA Form 1031 and will provide the Purchasers with a copy of such report as soon as practicable after its filing with the SBA. In addition, the Company shall promptly provide to any Purchaser that is a small business investment company (an "SBIC Purchaser"), as defined in Title 15,
Section 662 of the U.S.C.A., or the SBA, as the case may be, all such information specified in Section 304(b) of the SBA regulations. The Company shall provide each SBIC Purchaser and/or the SBA, upon written request from such SBIC Purchaser or the SBA, as the case may be, access to the Company's books and records during normal business hours, so long as such access does not interfere with the usual business activities of the Company, to confirm the use of proceeds reported by the Company to the SBA on SBA Form 1031; PROVIDED, HOWEVER, that the Company shall have no obligation to reveal to any SBIC Purchaser any information which would cause the Company to violate any confidentiality agreement to which the Company is a party; PROVIDED, FURTHER, HOWEVER, that the Company shall use its reasonable best efforts to produce such information in a form or manner which would not cause any such violation.

           (c) Within twenty (20) days after any SBIC Purchaser shall have made a request therefor, the Company will furnish to such SBIC Purchaser in writing all information reasonably available to the Company that such SBIC Purchaser shall request with respect to the Company, or any firm or corporation in which the Company may from time to time have or have had any interest, which information is needed in connection with the preparation of SBA forms or any other report or form that such SBIC Purchaser may be required to make to the SBA in connection with such SBIC Purchaser's purchase and/or ownership of the Series C Preferred; PROVIDED, HOWEVER, that the Company shall have no obligation to reveal to any SBIC Purchaser any information which would cause the Company to violate any confidentiality agreement to which the Company is a party; PROVIDED, FURTHER, HOWEVER, that the Company shall use its reasonable best efforts to produce such information in a form or manner which would not cause any such violation.

     7.4 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Shares for working capital, capital expenditures, corporate acquisitions, and other permitted uses under the rules and regulations promulgated by the SBA. The Company will use the proceeds from the sale of the Series C Preferred for only those purposes specified in SBA Form 1031.

     7.5 PUBLIC INFORMATION. At any time and from time to time after the earliest of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective,
(b) the Company registers a class of securities under Section 12 of the Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the "Exchange Act"), or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available and available to the Holders (as hereinafter defined in Section 8), pursuant to Rule 144, such information as is necessary to enable the Holders to make sales of Registrable Stock (as hereinafter defined in Section 8) pursuant to that Rule. Thereafter, the Company shall comply with the current public information requirements of Rule 144 and shall furnish to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

     7.6 INSURANCE. The Company shall obtain and keep in effect term life insurance on the lives of such key employees as, and in the principal amounts as, the Board of Directors shall determine, in each case with proceeds payable to the Company, including without limitation a $2 million key man policy on the life of C. Eugene Ennis. The Company will keep and maintain in full force and effect fire, casualty and umbrella liability insurance policies, with extended coverage, reasonably sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed.

     7.7 EXECUTION OF AGREEMENTS BY EMPLOYEES OF COMPANY. The Company shall cause all of its current and future employees and consultants to execute a Proprietary Information Agreement. Except as specifically approved by the Company's Board of Directors, all shares of Common Stock and all options granted by the Company to employees, consultants, officers and non-investor directors for shares of Common Stock (a) shall, until a Qualified IPO (as defined in Section 7.12), be subject to a right of first refusal in favor of the Company, (b) shall vest over a four-year period as follows: (i) 1/4 at the end of the twelfth calendar month following the commencement of such person's employment or other retention, (ii) 1/4 at the end of the twenty-fourth calendar month following the commencement of such person's employment or other retention, and (iii) 1/48 at the end of each month for the next 24 months of such employment or other retention, and shall be subject to the right of the Company to repurchase any non-vested stock at the price paid by the employee prior to full vesting and (c) shall be subject to a restriction against transfer of non-vested stock, other than to a family trust. The rights of the Company in (a) and (b) hereof are assignable by the Company in accordance with Section 7.9(e) hereof.

     7.8 CONFIDENTIALITY. Any information disclosed at meetings of the Board of Directors and any written information provided pursuant to Sections 7.1, 7.3 and 7.4 shall be used by each Investor solely in furtherance of its interests as an investor in the Company, and each Investor shall (except as otherwise required by law) maintain the confidentiality of all non-public information of the Company obtained under said sections, PROVIDED that the Company makes an appropriate written designation of any such written confidential information, PROVIDED FURTHER that R. Chaney & Partners - 1993, L.P. may disclose such information to those of its limited partners as have executed a confidentiality agreement in form and substance satisfactory to the disinterested directors of the Company and PROVIDED FURTHER that, any other term of this Agreement to the contrary notwithstanding, the Company shall not be obligated to disclose any information, the disclosure of which it believes in good faith would be detrimental to the business of the Company. The term "confidential information" shall not include such information that (i) is or becomes generally available to the public other than as a result of a disclosure by an Investor or its agents, representatives or employees; (ii) is or becomes available to an Investor on a non-confidential basis from a source (other than the Company or one of its directors, officers, agents, representatives or employees) that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) was known to an Investor on a non-confidential basis prior to its disclosure to such Investor by the Company.

     In the event that an Investor, or anyone to whom an Investor transmits any confidential information, becomes legally compelled to disclose any confidential information, such person will provide the Company with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.8. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Section 7.8, the Investor will furnish only that portion of the confidential information that it is advised by written opinion of counsel is legally required and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the confidential information.

     7.9 INVESTOR RIGHT OF FIRST REFUSAL. The Company hereby grants to each Investor the right of first refusal to purchase, pro-rata, all (or any part) of (x) New Securities (as defined in Section 7.9(a) below) that the Company may, from time to time, propose to sell and issue and (y) Employee Stock (as defined in Section 7.9(d) below) that the Company is entitled to, but shall not, repurchase from an employee. The Investor's pro rata share shall be the ratio of the number of Preferred Shares and shares of Common Stock then held by the Investor as of the date of the Rights Notice (as defined in Section 7.9(b)) or the Repurchase Notice (as defined in Section 7.9(e)), as the case may be, to the sum of the total number of Preferred Shares and shares of Common Stock then held by all Investors (including for this purpose permitted transferees of the Investor pursuant to Section 7.9(f) hereof) as of such date; PROVIDED that for purposes of this Section 7.9, the shares of Common Stock held by the Founders that were not purchased under the Prior Agreement shall not be included in the calculation of each Investor's pro rata share. This right of first refusal shall be subject to the following provisions:

           (a) "New Securities" shall mean any Common Stock or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Common Stock or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or preferred shares; provided, however, that "New Securities" shall not include (i) securities issuable with respect to the Shares; (ii) securities offered to the public pursuant to a registration statement filed under the Securities Act; (iii) securities issued in connection with the acquisition of another corporation, business entity or line of business of another business entity by the Company by merger, consolidation, purchase of all or substantially all of the assets, or other reorganization as a result of which the Company owns not less than fifty-one percent (51%) of the voting power of such corporation; (iv) shares of the Company's Common Stock or preferred shares issued in connection with any Recapitalization Event by the Company; (v) securities authorized by unanimous consent of the Company's Board of Directors to be issued in connection with the leasing or acquisition of assets by the Company or supply arrangements for the Company; (vi) securities (1) reserved under employee stock option or purchase plans, (2) to be issued to consultants, vendors or customers of the Company or in connection with an acquisition or the formation of a joint venture or (3) to be issued in connection with bridge loan financings from institutional investors, in each case in this clause (vi) as approved by unanimous consent of the Board of Directors; or (vii) securities issued pursuant to Section 18 hereof.

           (b) If the Company proposes to issue New Securities, it shall give the Investors written notice (the "Rights Notice") of its intention, describing the New Securities, the price, and the general terms upon which the Company proposes to issue them. Each Investor shall have twenty-five
(25) days from delivery of the Rights Notice to agree to purchase (i) all or any part of its pro-rata share of such New Securities and (ii) all or any part of the pro-rata share of any other Investor (including for this purpose any permitted transferee of the Investor under Section 7.9(f) hereof) to the extent that such other Investor does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. If the Investors who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Investors in accordance with their respective pro-rata shares.

           (c) If the Investors fail to exercise in full the right of first refusal within the period or periods specified in Section 7.9(b), the Company shall have one hundred twenty (120) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. If the Company has not sold the New Securities within said one hundred twenty
(120) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

           (d) "Employee Stock" shall mean any Common Stock of the Company, whether now or hereafter authorized, that the Company has issued or sold to an employee pursuant to an employee stock purchase, option or benefit plan, agreement or other offering or arrangement, including, without limitation, all shares sold by the Company to employees of the Company subject to agreements of restriction by the Company. Employee Stock shall include, without limitation, the Common Stock of the Founders subject to the Stock Purchase and Restriction Agreements, dated as of December 31, 1992, as amended by Amendment No. 1 thereto, dated as of November 9, 1993, and (ii) the Stock Purchase and Restriction Agreements, dated as of November 9, 1993 (collectively, the "Restriction Agreements").

           (e) If the Company has the right to repurchase any Employee Stock from any employee for any reason, including, without limiting the generality of the foregoing, the termination of such employee's employment, and if it shall not repurchase all of the shares of such Employee Stock, it shall promptly give each Investor written notice (the "Repurchase Notice") of the Investor's right to repurchase, describing the Employee Stock, the price and the general terms upon which such Employee Stock is available for repurchase and shall take all actions reasonably necessary for the assignment of such rights to the Investors. Each Investor shall have fifteen (15) days from delivery of any such notice in accordance with Section 14 to agree to purchase (i) all or any part of its pro-rata share of such Employee Stock and
(ii) all or any part of the pro-rata share of any other Investor to the extent that such other Investor does not elect to purchase his full pro-rata share, in each case for the price and upon the general terms specified in the notice by giving written notice to the Company setting forth the quantity of Employee Stock to be purchased. If the Investors who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than 100% of the Employee Stock, such Employee Stock shall be sold to such Investors in accordance with their respective pro-rata shares.

           (f) The rights of first refusal described in this Section 7.9 are nonassignable except to an affiliate or limited partner of each Investor or to a Transferee (as defined in Section 10 of the Prior Agreement) of a Prior Investor who has acquired all of the Series B Preferred and Common Stock purchased by such Prior Investor thereunder or a transferee pursuant to the terms of Section 10 of this Agreement.

     7.10 COMPANY RIGHT OF FIRST REFUSAL. (a) In the event that a Purchaser (the "Transferring Investor") shall propose to transfer all or any part of his Shares and/or any shares of Common Stock or Series B Preferred purchased pursuant to the Prior Agreement, other than shares transferred to a Transferee in compliance with Section 10 of the Prior Agreement or Section 10 of this Agreement (collectively, the "Transfer Shares"), it shall first give notice in writing to the Company. Such notice (the "Transfer Notice") shall state the name of the proposed transferee (the "Transferee"), the consideration for the transfer, if any, and the other material terms relating to the transfer. A copy of any writing which sets forth the terms of the transfer shall also be provided with the Transfer Notice. The Company shall have the right, which right shall expire at 5:00 p.m. eastern standard time on the 25th day after the Transfer Notice has been given, to purchase all of the Transfer Shares at the price and upon the other terms set forth in the Transfer Notice. The Company may exercise in full, but not in part, any right to purchase Transfer Shares from a Transferring Investor. Every exercise of an option shall be in writing, dated the date it is sent, and signed by the Company.

           (b) In the event that the Company exercises its option to purchase all of the Transfer Shares, the closing (the "Transfer Closing") of the sale of such Transfer Shares shall take place on a closing date agreed to by the Transferring Investor and the Company, which in no event shall be later than 15 days following the exercise by the Company of an option to purchase Transfer Shares from the Transferring Investor. At the Transfer Closing, the Transferring Investor shall deliver to the Company a certificate or certificates representing the Transfer Shares to be sold, endorsed in blank with signature guaranteed, and with the appropriate stock transfer stamps, if any, affixed thereto, against delivery by the Company of a certified check or wire transfer of funds to an account designated by the Transferring Investor at least three business days before the Transfer Closing.

           (c) If the Company does not elect to purchase all of the Transfer Shares pursuant to the provisions of this Section 7.10, the Transferring Investor may but shall not be required to sell such Transfer Shares pursuant to this Section 7.10, and may instead transfer all the offered Transfer Shares to the Transferee, PROVIDED THAT:

                (i) such transfer must be made upon the terms set forth in the Transfer Notice (or if the price set forth therein shall have been in cash, at the same or any greater cash price);

                (ii)  the transfer must be of all the Transfer Shares;

                (iii) the transfer must be made within 60 days after the exercise or declination to exercise by Company (the "option expiration date") of its option to purchase Transfer Shares from the Transferring Investor;

                (iv) upon such transfer, the Transferring Investor shall promptly notify the Company of the name and address of the Transferee;

                (v) the Transferee shall be bound by the provisions of, and assume the obligations of the Transferring Investor under this Agreement as fully and to the same extent as though such Transferee had executed this Agreement, and acceptance of a certificate representing the Transfer Shares sold shall constitute agreement by the Transferee to the terms of this Agreement; and

                (vi) the Transferring Investor shall not be relieved of any of its obligations under this Agreement arising prior to the sale of the Transfer Shares to the Transferee, to the extent that such obligations shall not be discharged by the Transferee, but the Transferring Investor shall be relieved of its obligations under the Agreement arising subsequent to such sale.

     7.11 MAINTENANCE OF EXISTENCE AND PROPERTIES, ETC. The Company will, and will cause each of its Subsidiaries to (a) maintain its corporate existence, rights, governmental approvals and franchises necessary to the conduct of its business, (b) keep its properties in good repair, working order and condition, reasonable wear and tear excepted, (c) give appropriate notice of events of default pursuant to any agreements of the Company, (d) enter into transactions with "affiliates" or "associates" (as those terms are defined in Rule 405 promulgated under the Securities Act) only on fair and reasonable terms and
(e) promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any Subsidiary; PROVIDED, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall at the time be contested in good faith by appropriate proceedings and PROVIDED further that, unless otherwise approved by the Board of Directors, the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

     7.12 TERMINATION OF COVENANTS. The covenants set forth in Sections 7.1, 7.2, 7.3(a), 7.4 , 7.9, 7.10 and 7.11 shall terminate and be of no further force or effect on the consummation of the first firm commitment underwritten public offering of securities of the Company pursuant to a registration statement filed by the Company under the Securities Act, where the aggregate proceeds to the Company from the sales of such securities (before deduction of underwriting discounts and expenses of sale) is not less than $10,000,000 (a "Qualified IPO") and the per share sale price (before such deductions) is not less than $12.00.

     7.13 CHIEF FINANCIAL OFFICER. The Company shall hire a person in the position of chief financial officer, reasonably acceptable to holders of 51% of the Series C Preferred, within one year following the Closing Date.

     7.14 BOARD MEETINGS. The Company's Board of Directors shall meet at least once in every fiscal quarter ending on the last day of March, June, September and December of each year, beginning with the quarter ending on September 30, 1995.

     7.15 OPTION POOL. Within 75 days following the Closing Date, the Company shall create an incentive option pool (the "OPTION POOL") equal to no more than 10% of the fully diluted Common Stock of the Company (including shares with respect to which no options have been granted under any then-existing stock option plan of the Company). A percentage of the Option Pool to be determined by the Board of Directors of the Company shall be reserved for issuance to non-employee directors, employees hired subsequent to the Closing Date and other members of the management of the Company who are not stockholders of the Company as of the Closing Date, all as determined by the Board of Directors of the Company. The remainder of the Option Pool shall be available for issuance at the discretion of the Board of Directors of the Company. The amount of the fully diluted Common Stock of the Company available for the Option Pool shall not be increased without the approval of holders of 66 2/3% of all of the Preferred Shares, voting together as a class.

     7.16 SBA REPURCHASE OBLIGATION. If the Company uses the proceeds received from the sale of the Series C Preferred in violation of the rules and regulations promulgated by the SBA, it shall give each SBIC Purchaser the right in its sole and absolute discretion to demand, upon 30 days' notice, that the Company repurchase, at the price paid hereunder by such SBIC Purchaser to the Company (plus interest thereon at the highest legal rate permitted under applicable law or SBA regulations), all of the Series C Preferred purchased by such SBIC Purchaser hereunder; PROVIDED, HOWEVER, that if on the date specified for repurchase in such notice, the Company shall not have sufficient funds legally available for such repurchase, the Company shall repurchase a pro rata portion of each such SBIC Purchaser's Series C Preferred out of funds legally available therefor and shall repurchase the remaining Series C Preferred of such holders as soon as practicable after the Company has funds legally available therefor. All amounts due hereunder shall be paid to such SBIC Purchaser by certified check, cashier's check or wire transfer in immediately available funds. In the event any shares of Series C Preferred are repurchased by the Company hereunder, the stock certificates evidencing said shares shall be surrendered by such SBIC Purchaser to the Company and canceled by the Company. Notwithstanding the foregoing, to the extent that SBA regulations permit the Company to cure any default under this Section 7.16, the Company may cure such default prior to the expiration of the 30-day notice period above, and in such case the rights of such SBIC Purchaser under this Section 7.16 shall cease with respect to such default. Any such cure shall in no way be deemed to limit such SBIC Purchaser's rights under this Section 7.16 with respect to any subsequent default. Nothing in this Section 7.16 shall be construed to restrict or otherwise limit such SBIC Purchaser's right to seek all other remedies available to it as provided hereunder, or at law or in equity, including the remedy of specific performance. The provisions of this Section 7.16 shall expire upon evidence satisfactory to such SBIC Purchaser that the Company has utilized the proceeds received pursuant to this Agreement in a manner that is consistent with their use reported to the SBA on SBA Form 1031.

     8. REGISTRATION. The following provisions govern the registration of Common Stock:

     8.1 DEFINITIONS. As used herein, the following terms have the following meanings:

     FORMS S-1, S-2 AND S-3: The forms so designated, promulgated by the Commission for registration of securities under the Securities Act, and any forms succeeding to the functions of such forms, whether or not bearing the same designation.

     HOLDER: A holder of Registrable Stock (subject to Section 8.13 hereof), PROVIDED that anyone who acquires any Registrable Stock in a distribution pursuant to a registration statement filed by the Company under the Securities Act shall not thereby be deemed to be a "Holder".

     KEY EMPLOYEES: The Founders (as to the Shares of Common Stock held by them that were not purchased under the Prior Agreement) and certain employees of the Company unanimously designated in writing by the Board of Directors from time to time as "Key Employees"; provided that a person shall immediately cease to be a Key Employee for purposes of this Section 8 on the date that such person is no longer employed by the Company.

     "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement.

     REGISTRABLE STOCK: All shares of Common Stock (i) issued under the Prior Agreement or under the Exchange Agreement, (ii) issued or issuable upon conversion of the Series C Preferred, (iii) held by a person to whom registration rights have been transferred pursuant to the provisions of this Section 8, (iv) issued by the Company in respect of such shares and
     (v) that the Investors may hereafter purchase pursuant to their rights of first refusal or otherwise, or Common Stock issued on conversion or exercise of securities so purchased.

     REQUIRED DEMAND AMOUNT:  51% of the Registrable Stock then outstanding.

     SUBJECT STOCK: All Registrable Stock held by the Investors and the shares of Common Stock held by the Key Employees other than shares acquired in a distribution pursuant to a registration statement filed by the Company under the Securities Act.

     8.2 REQUIRED REGISTRATION. (a) If (i) the holder or holders of an aggregate of at least the Required Demand Amount propose to dispose of at least 20% of the then outstanding Registrable Stock (such holder or holders being herein called the "Initiating Holders"), and (ii) such disposition may not, in the opinion of such Initiating Holders, be effected in the public marketplace (as opposed to a private transaction under the Securities Act) on equally favorable net terms to the Initiating Holders without registration of such shares under the Securities Act, the Initiating Holders may request the Company in writing to effect such registration, stating the number of shares of Registrable Stock to be disposed of by such Initiating Holders (which, in the aggregate, shall be not less than 20% of the then outstanding Registrable Stock) and the intended method of disposition. Upon receipt of such request, the Company will give prompt written notice thereof to all other Holders whereupon such other Holders shall give written notice to the Company within 20 days after the date of the Company's notice (the "Notice Period") if they propose to dispose of any shares of Registrable Stock pursuant to such registration, stating the number of shares of Registrable Stock to be disposed of by such Holder or Holders and the intended method of disposition.

           (b) The Key Employees may register securities for sale for their own account in the registration requested pursuant to this Section 8.2, subject to limitations on the number of shares which may be imposed by the underwriter as set forth in Section 8.4(d) below. At the time the Company shall give the notice to Holders required by Section 8.2(a), it shall also give the same notice to the Key Employees whereupon each Key Employee shall give written notice to the Company within the Notice Period if such Key Employee proposes to dispose of any shares of Common Stock held by him or her pursuant to such registration, stating the number of shares of Common Stock to be disposed of by such Key Employee and the intended method of disposition.

           (c) The Company will use its best efforts to effect promptly after the Notice Period the registration under the Securities Act of all shares of Subject Stock specified in the requests of the Initiating Holders, the requests of the other Holders and the requests of the Key Employees, subject, however, to the limitations set forth in Section 8.4.

     8.3 REGISTRATION PROCEDURES. Whenever the Company is required by the provisions of this Section 8 to use its best efforts to effect promptly the registration of shares of Registrable Stock, the Company will:

           (a) prepare and file with the Commission a registration statement with respect to such shares and use its best efforts to cause such registration statement to become and remain effective as provided herein;

           (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the disposition of all shares covered by such registration statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the prospective seller or sellers of such shares, but for no longer than one hundred twenty (120) days subsequent to the effective date of such registration in the case of a registration statement on Form S-1 or S-2 and for no longer than ninety (90) days in the case of a registration statement on Form S-3;

           (c) furnish to each prospective seller such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the public sale or other disposition of the shares owned by such seller;

           (d) use its best efforts to register or qualify the shares covered by such registration statement under such other securities or blue sky or other applicable laws of such jurisdiction within the United States as each prospective seller shall reasonably request, to enable such seller to consummate the public sale or other disposition in such jurisdictions of the shares owned by such seller; provided, however, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not at the time so qualified or to take any action which would subject it to service of process in suits other than those arising out of the offer or sale of the Subject Stock covered by such registration statement in any jurisdiction where it is not at the time so subject;

           (e) furnish to each prospective seller a signed counterpart, addressed to the prospective sellers, of (i) an opinion of counsel for the Company, dated the effective date of the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) as are customarily covered (at the time of such registration) in opinions of issuer's counsel delivered to the underwriters in underwritten public offerings of securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Stock;

           (f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

           (g) notify each Holder of Registrable Stock covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

           (h) apply for listing and use its best efforts to list the Registrable Stock being registered on any national securities exchange on which a class of the Company's equity securities are listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its best efforts to qualify the Registrable Stock being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. or on a national securities exchange.

     8.4   LIMITATIONS ON REQUIRED REGISTRATIONS.

           (a) The Company shall not be required to effect more than three registrations on behalf of the Prior Investors pursuant to Section 8.2. There shall be no limitations on the number of demand registrations that may be requested by the Purchasers.

           (b) The Company shall not be required to cause a registration requested pursuant to Section 8.2 to become effective prior to the earlier of
(i) January 2, 1998 and (ii) the expiration of six (6) months after the effective date of the first registration statement initiated by the Company (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Commission is applicable).

           (c) The Company shall not register securities for sale for its own account in any registration requested pursuant to Section 8.2 unless permitted to do so by the written consent of Holders who hold at least 51% of the Registrable Stock as to which registration has been requested. The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to Section 8.2 and to become effective less than 120 days after the effective date of any registration requested pursuant to Section 8.2.

           (d) Whenever a requested registration is for an underwritten offering, only shares which are to be included in the underwriting may be included in the registration. Notwithstanding the provisions of Sections 8.2(b) and 8.4(c), if the underwriter determines that (i) marketing factors require a limitation of the total number of shares to be underwritten or a limitation of the total number of shares of the Key Employees to be underwritten, or (ii) the offering price per share would be reduced by the inclusion of the shares of the Key Employees and/or the Company, then the number of shares to be included in the registration and underwriting shall first be allocated among all Holders who indicated to the Company their decision to distribute any of their Registrable Stock through such underwriting, in proportion, as nearly as practicable, to the respective numbers of shares of Registrable Stock owned by such Holders at the time of filing the registration statement, then to the Key Employees who have indicated to the Company their decision to distribute any of their Subject Stock through such underwriting, in proportion, as nearly as practicable, to the respective numbers of shares of Subject Stock owned by the Key Employees at the time of filing the registration statement, and the remainder, if any, to the Company; PROVIDED, HOWEVER, that if the underwriter determines that marketing factors require a limitation of the number of shares of the Key Employees to be underwritten or that the offering price per share would be reduced by the inclusion of the shares of the Key Employees, then the number of shares of the Key Employees that may be so included shall be reduced, or eliminated from registration, as the underwriter shall advise. No stock excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder, Key Employee or the Company disapproves of any such underwriting, such person may elect to withdraw therefrom by written notice to the Initiating Holders and the underwriter. The securities so withdrawn from such underwriting shall also be withdrawn from such registration.

           (e) The Company shall not be required to effect a registration pursuant to Section 8.2 unless the proposed disposition of shares of Subject Stock has an aggregate expected offering price (before deduction of underwriting discounts and expenses of sale) of not less than $5,000,000.

           (f) If at the time of any request to register Registrable Stock pursuant to Section 8.2 hereof, the Company is engaged, or has fixed plans to engage within 90 days of the time of the request, in a registered public offering as to which the Holders may include such Stock pursuant to Section
8.5 hereof or is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering, or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once while the rights set forth in
Section 8.2 are in effect.

     8.5 INCIDENTAL REGISTRATION. If the Company at any time proposes to register any of its securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Commission is applicable), it will each such time give written notice to all Holders and to the Key Employees of its intention so to do. Upon the written request of a Holder or Holders or a Key Employee or Key Employees given within 20 days after receipt of any such notice (stating the number of shares of Subject Stock to be disposed of by such Holder or Holders or such Key Employee or Key Employees and the intended method of disposition), the Company will use its best efforts to cause all such shares of Subject Stock intended to be disposed of, the Holders or the Key Employees owners of which shall have requested registration thereof, to be registered under the Securities Act so as to permit the disposition (in accordance with the methods in said request) by such Holder or Holders or such Key Employee or Key Employees of the shares so registered, subject, however, to the limitations set forth in Section 8.6.

     8.6 LIMITATIONS ON INCIDENTAL REGISTRATION. If the registration of which the Company gives notice pursuant to Section 8.5 is for an underwritten offering, only securities that are to be included in the underwriting may be included in the registration. Notwithstanding any provision of Section 8.5, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may eliminate or reduce the number of shares of Subject Stock to be included in the registration and underwriting. The Company shall so advise all Holders and the Key Employees (except those Holders and Key Employees who have not indicated to the Company their decision to distribute any of their Subject Stock through such underwriting), and the number of shares of Subject Stock that may be included in the registration and underwriting shall be allocated among such Holders and Key Employees in proportion, as nearly as practicable, to the respective amounts of Subject Stock owned by such Holders and Key Employees at the time of filing the registration statement. No Subject Stock excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder or Key Employee disapproves of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The Subject Stock and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration. The registration rights granted under Section 8.5 shall terminate as to any Key Employee or Holder or permissible transferees or assignee of such rights if such person (a) holds one percent (1%) or less of the outstanding shares of Common Stock of the Company and (b) would be permitted to sell all of the Subject Stock held by him pursuant to Rule 144(k).

     8.7 DESIGNATION OF UNDERWRITER. (a) In the case of any registration effected pursuant to Section 8.2 or 8.8, a majority in interest of the requesting Holders shall have the right to designate the managing underwriter(s) in any underwritten offering.

          (b) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

     8.8 FORM S-3. The Company shall register its Common Stock under the Exchange Act as soon as legally permissible following the effective date of the first registration of any securities of the Company on Form S-1 and the Company shall thereafter file all reports and effect all qualifications and compliances as would permit or facilitate the sale and distribution of its stock on Form S-3. After the Company has qualified for the use of Form S-3, the Holders shall have the right to request unlimited registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Stock to be disposed of and the intended method of disposition) subject only to the following:

          (a) The Company shall not be required to effect a registration pursuant to this Section 8.8 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Stock having an aggregate expected public offering price (before deduction of underwriting discounts and expenses of sale) of at least $250,000.

          (b) The Company shall not be required to effect a registration pursuant to this Section 8.8 more frequently than once during any six month period.

The Company shall give notice to all Holders and Key Employees of the receipt of a request for registration pursuant to this Section 8.8 and shall provide a reasonable opportunity for other Holders and Key Employees to participate in the registration, provided that if the registration is for an underwritten offering, the terms of paragraph (d) of Section 8.4 shall apply to all participants in such offering. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Subject Stock on Form S-3 to the extent requested by the Holder or Holders thereof or by a Key Employee.

     8.9   COOPERATION BY PROSPECTIVE SELLERS.

          (a) Each prospective seller of Subject Stock, and each underwriter designated by a majority in interest of the requesting Holders, will furnish to the Company such information as the Company may reasonably require from such seller or underwriter in connection with the registration statement (and the prospectus included therein).

          (b) Failure of a prospective seller of Subject Stock to furnish the information and agreements described in this Section 8.9 shall not affect the obligations of the Company under this Section 8 to remaining sellers who furnish such information and agreements unless, in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs or may impair the viability of the offering or the legality of the registration statement or the underlying offering.

          (c) The Holders of and the Key Employees holding shares included in the registration statement will not (until further notice) effect sales thereof after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus; but the obligations of the Company with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period such suspension is in effect unless (i) such extension would result in the Company's inability to use the financial statements in the registration statement initially filed pursuant to the Holder or Holders' request and (ii) such correction or update did not result from the Company's acts or failures to act.

     At the end of the period during which the Company is obligated to keep the registration statement current and effective as described in paragraph (b) of
Section 8.3 (and any extensions thereof required by the preceding sentence), the Holders and the Key Employees holding shares included in the registration statement shall discontinue sales of shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such registration statement which remain unsold, and such Holders and Key Employees shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.

     8.10 EXPENSES OF REGISTRATION. All expenses incurred in effecting any registration pursuant to this Section 8 including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of counsel for the Company, expenses, fees and disbursements of one special counsel retained by the Holders and/or the Key Employees not to exceed $10,000, and expenses of any audits incidental to or required by any such registration, shall be borne by the Company, except
(a) that all expenses, fees and disbursements of any additional counsel retained by the Holders and/or the Key Employees, and all underwriting discounts and commissions shall be borne by the Holders of and the Key Employees holding the securities registered pursuant to such registration, pro rata according to the quantity of their securities so registered; (b) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 8.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Stock to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Stock agree to forfeit their right to one demand registration pursuant to Section 8.2; PROVIDED, HOWEVER, that if immediately prior to the time of such withdrawal, the Holders have learned of a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 8.2; and (c) with respect to registrations effectuated under
Section 8.2 by the Purchasers, the Company shall be required to pay expenses only in respect of the first two such registrations.

     8.11 INDEMNIFICATION. (a) To the extent permitted by law, the Company will indemnify each Holder and Key Employee requesting or joining in a registration, each agent, officer and director of such Holders, each person controlling such Holder and each underwriter and selling broker of the securities so registered (collectively, "Indemnitees") against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act or state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or a state securities law, in each case applicable to the Company, and will reimburse each such Indemnitee for any legal and any other fees and expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, PROVIDED, HOWEVER, that the Company will not be liable to any Indemnitee in any such case to the extent that any such claim, loss, damage or liability is caused by any untrue statement or omission so made in strict conformity with written information furnished to the Company by an instrument duly executed by such Indemnitee and stated to be specifically for use therein and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter, or any Indemnitee if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; PROVIDED, FURTHER, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; PROVIDED, FURTHER, that the indemnity agreement contained in this subsection 8.11(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

          (b) To the extent permitted by law, each Holder and each Key Employee requesting or joining in a registration and each underwriter and selling broker of the securities so registered will indemnify the Company and its officers and directors and each person, if any, who controls any thereof within the meaning of Section 15 of the Securities Act and their respective successors against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Company and each other person indemnified pursuant to this paragraph (b) for any legal and any other fees and expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, PROVIDED, HOWEVER, that this paragraph (b) shall apply only if (and only to the extent that) such statement or omission was made in reliance upon and in strict conformity with written information (including, without limitation, written negative responses to inquiries) furnished to the Company by an instrument duly executed by such Holder, Key Employee, underwriter or selling broker and stated to be specifically for use in such prospectus, offering circular or other document (or related registration statement, notification or the like) or any amendment or supplement thereto;
and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, Holder or Key Employee, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; PROVIDED, FURTHER, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; PROVIDED, FURTHER, that the indemnity agreement contained in this subsection 8.11(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, Key Employee or underwriter, as the case may be, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER, that the obligations of such Holders or Key Employees shall be limited to an amount equal to the net proceeds received by such Holder or Key Employee from the sale of Subject
Stock in such offering as contemplated herein, unless such claim, loss, damage, liability or action resulted from such Holder's or Key Employee's fraudulent misconduct.

          (c) Each party entitled to indemnification hereunder (the "indemnified party") shall give notice to the party required to provide indemnification (the "indemnifying party') promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom, PROVIDED that counsel for the indemnifying party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the indemnified party, and the indemnified party may participate in such defense at such party's expense, and PROVIDED FURTHER that the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Section 8.11 except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give notice. No indemnifying party, in the defense of any such claim or litigation, shall consent, except with the consent of each indemnified party, to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          (d) The reimbursement required by this Section 8.11 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (e) The obligation of the Company under this Section 8.11 shall survive the redemption, if any, of the Series B Preferred and the Series C Preferred, and the completion of any offering of Subject Stock in a registration statement under this Section 8 or otherwise.

     8.12 RIGHTS THAT MAY BE GRANTED TO SUBSEQUENT INVESTORS. (a) Within the limitations prescribed by this paragraph (a), but not otherwise, the Company may grant to subsequent investors in the Company rights of incidental registration (such as those provided in Section 8.5). Such rights may only pertain to shares of Common Stock, including shares of Common Stock into which any other securities may be converted. Such rights may be granted with respect to
(i) registrations actually requested by Initiating Holders pursuant to
Section 8.2, but only in respect of that portion of any such registration as remains after inclusion of all Registrable Stock requested by Holders but before inclusion of any Subject Stock requested by the Key Employees and
(ii) registrations initiated by the Company, but only in respect of that portion of such registration as remains after inclusion of all Subject Stock. With respect to registrations which are for underwritten public offerings, "available portion" shall mean the portion of the underwritten shares that is available as specified in clauses (i) and (ii) of the third sentence of this paragraph (a). Shares not included in such underwriting shall not be registered.

          (b) The Company may not grant to subsequent investors in the Company rights of registration upon request (such as those provided in Section 8.2) unless (i) such rights are limited to shares of Common Stock, (ii) all Holders and the Key Employees are given enforceable contractual rights to participate in registrations requested by such subsequent investors (but subject to the right of priority of registration in the following order: such subsequent investors and the Holders on a pro-rata basis and then the Key Employees), such participation to be on a pro-rata basis, and subject to the limitations, described in the final three sentences of paragraph (a) of this Section 8.12,
(iii) such rights shall not become effective prior to 90 days after the effective date of the first registration pursuant to Section 8.2 and (iv) such rights shall not be more favorable than those granted to the Holders.

     8.13 TRANSFER OF REGISTRATION RIGHTS. (a) The registration rights granted to the Investors under this Section 8 may be transferred but only to
(i) a transferee who shall acquire not less than (x) in the case of the Prior Investors, 21,000 shares of Registrable Stock, and (y) in the case of the Purchasers, 100,000 shares of Registrable Stock, in each case as adjusted for Recapitalization Events, (ii) affiliates and limited partners of the Investors, (iii) any Transferee of a Prior Investor that acquires all of the shares of Series B Preferred and Common Stock purchased by such Prior Investor under the Prior Agreement, and (iv) any transferee of Nations pursuant to Section 10 of this Agreement that acquires all of the Shares purchased by Nations pursuant to this Agreement.

     (b) Notwithstanding any provision of this Section 8.13, the registration rights granted to the Investors under this Section 8 may not be assigned to any person or entity that, in the Company's reasonable judgment, is a competitor of the Company.

     (c)  The registration rights granted to the Key Employees under this
Section 8 may not be transferred, PROVIDED that each of C. Eugene Ennis, Peter
M. Duncan and Douglas C. Nester may transfer registration rights granted hereunder as to shares of Registrable Stock acquired in their capacity as Prior Investors under the Prior Agreement, subject to Sections 8.13(a) and (b) hereof.

     8.14 "STAND-OFF" AGREEMENT. In consideration for the Company performing its obligations under this Section 8, each Investor and each Key Employee severally agrees for a period of time (not to exceed 180 days) from the effective date of any registration (other than a registration effected solely to implement an employee benefit plan) of securities of the Company (upon request of the Company or of the underwriters managing any underwritten offering of the Company's securities) not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Subject Stock or any other stock of the Company held by each Investor or Key Employee, other than shares of Subject Stock included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, provided that all officers and directors of the Company and each holder of more than 2% of the outstanding Common Stock shall enter into similar agreements.

     8.15 DELAY OF REGISTRATION. The Investors and the Key Employees shall have no right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 8.

     9. NEGATIVE COVENANTS. So long as at least 750,000 Shares are outstanding, as adjusted for Recapitalization Events, the Company shall not, without the affirmative vote of the holders of record of at least 66 2/3% of the outstanding shares of Series C Preferred, voting as a separate class:

          (a) amend, repeal or modify any provision of, or add any provision to, the Company's Certificate of Incorporation or By-laws if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred;

          (b) authorize, create or issue shares of any class or series of stock having any preference or priority as to dividends, liquidation, redemption or assets superior to or on a parity with any such preference or priority of the Series C Preferred, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of capital stock of the Company having any such preference or priority;

          (c) reclassify the shares of Common Stock or Series B Preferred or any other shares of stock hereafter created junior to the Series C Preferred as to dividends, liquidation, redemption or assets into shares of Series C Preferred or into shares having any preference or priority as to dividends or assets superior to or on a parity with that of the Series C Preferred;

          (d) declare or pay any dividends or make any other distributions on shares of Common Stock, other than dividends payable solely in shares of Common Stock;

          (e) sell, convey or otherwise dispose of all or substantially all of the property or business of the Company, or merge or consolidate the Company into or with any other corporation, partnership or other entity (each, a "Sale Event") unless upon consummation of such merger or consolidation, the holders of voting securities of the Company own directly or indirectly 51% or more of the voting power to elect directors of the surviving, acquiring or consolidated corporation, partnership or other entity; PROVIDED that no such approval shall be required if, in connection with such Sale Event the Purchasers receive in cash or publicly traded securities having a fair market value of at least (x) $14 million, if such Sale Event occurs on or prior to the second anniversary of the Closing Date, or (y) $21 million, if such Sale Event occurs thereafter;

          (f) acquire, or permit any Controlled Entity to acquire, any stock or other securities of any Controlled Entity or other corporation, partnership or entity or acquire additional assets in any case for consideration in excess of $3,000,000 unless the acquired entity is wholly owned by the Company, and except certificates of deposit, high quality commercial paper, United States government securities and other short-term, high quality liquid investment grade securities;

          (g) acquire assets from or merge with one or more companies or merge or consolidate one or more companies into a subsidiary of the Company for consideration in excess of an aggregate of $3,000,000; or

          (h) amend, repeal or modify any provision of, or add any provision to the Co-Sale Agreement or the Restriction Agreements.

     10. TRANSFERS OF SECURITIES BY NATIONS. Nations shall have the right, without the consent of the Company, to sell, transfer or otherwise dispose of, all or any portion of the Shares to an affiliate of Nations, PROVIDED that any such transferee has entered into a confidentiality agreement in form and substance satisfactory to the disinterested directors of the Company. In addition, Nations may transfer all or any portion of its Shares to a non-affiliated third party with the unanimous approval of the non-management members of the Board of Directors of the Company, which approval shall not be unreasonably withheld.

     11. BOARD OF DIRECTORS. (a) The Investors and the Key Employees shall act in all capacities and vote the shares of stock of the Company now or hereafter owned or controlled by them so as to cause and maintain the election to the Board of Directors of the Company (i) (x) two designees of the holders of at least 66-2/3% in interest of the Prior Investors (the "Requisite Prior Investor Shares"), so long as the Prior Investors hold at least 157,794 shares of the Common Stock acquired under the Prior Agreement or the Exchange Agreement, or
(y) one designee of the Requisite Prior Investor Shares, so long as the Prior Investors hold less than 157,794 shares of Common Stock but at least 3,156 shares of the Common Stock acquired under the Prior Agreement or the Exchange Agreement (in each case as adjusted for Recapitalization Events); (ii) one designee of Nations, so long as Nations or its permitted transferees hold(s) at least 75% of the Shares purchased by it pursuant to this Agreement (or Common Stock acquired upon conversion of such Shares) (the "Nations Requisite Shares") and the Purchasers hold at least 25% of the Shares (or Common Stock acquired upon conversion of such Shares); (iii) one designee of the holders of at least 51% in interest of the Series C Preferred (the "Requisite Purchaser Shares"), so long as the Purchasers hold at least 25% of the Shares (or Common Stock acquired upon conversion of such Shares) and Nations does not hold the Nations Requisite Shares; (iv) the chief executive officer of the Company from time to time; and (iv) up to one person with expertise in the oil and gas drilling or exploration business who may be designated from time to time by and be acceptable to a majority of the other members of the Board of Directors.

          (b) Notwithstanding the foregoing, the failure by the Company to observe or perform any of the covenants contained in Section 7 or Section 9 of this Agreement (such failure remaining uncured or unremedied for a period of 180 days after written notice from Nations) or the failure of the Company to redeem the Shares pursuant to Article Fourth, Section A.5 of the Third Restated Certificate, without giving effect to any inability of the Company to redeem such Shares because of insufficient funds being legally available therefor, the majority of the Board of Directors shall be appointed by 51% in interest of the Series C Preferred; PROVIDED, HOWEVER, that so long as Nations holds the Nations Requisite Shares, the designee appointed by Nations to the Board of Directors in accordance with clause (ii) of the first sentence of Section 11(a) shall continue to serve as a director. In any such event, the Investors and the Key Employees shall act in all capacities and vote the shares of stock of the Company now or hereafter owned or controlled by them so as to cause and maintain the election to the Board of Directors of the Company the directors required under this Section 11(b).

          (c) The Investors and the Founders shall act in all capacities and vote the shares of capital stock of the Company now or hereafter owned or controlled by them so as to cause and maintain the number of directors to the Board of Directors to be limited to five (5) members.

          (d) Each certificate for shares of capital stock of the Company owned by the Founders and the Investors shall bear thereon substantially the following legend:

     "THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF A SERIES C PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF JULY 26, 1995, WITH RESPECT TO THE VOTING OF THE SHARES, OR ANY INTEREST THEREIN, WHICH AGREEMENT MAY BE EXAMINED AT THE OFFICES OF THE COMPANY."

          (e) The provisions of this Section 11 shall continue in effect until the earliest to occur of (i) the Purchasers no longer holding, in the aggregate, the Requisite Purchaser Shares or (ii) a Qualified IPO.

          (f) The Company agrees to maintain a counterpart of this Agreement in its principal and/or registered office and, to the extent required by applicable law, the Company agrees to execute and deliver any and all other agreements, instruments and other documents and to do any and all other things reasonably necessary or appropriate from time to time to comply with applicable law and to maintain the enforceability of this Section 11.

     12. EXPENSES. The Company will pay (a) all the costs and expenses of the reproduction of this Agreement, of all agreements and documents referred to herein and of the certificates for the Shares; (b) all taxes (if any) payable with respect to this Agreement and the issuance of the Shares; (c) all costs of complying with the securities or Blue Sky laws of any jurisdiction with respect to the offering or sale of the Shares; (d) the cost of delivering to such address as each Investor shall specify the certificates for the Shares purchased by each such Investor; (e) the reasonable fees plus actual expenses and disbursements of one special counsel for the Purchasers as well as the reasonable out-of-pocket expenses of the Purchasers, including certain consulting fees incurred with respect to due diligence, not to exceed $20,000 in the aggregate, in connection with the subject matter of this Agreement and the transactions contemplated hereby (other than events described in Section 8 hereof); and (f) the fees and expenses incurred with respect to any amendments to this Agreement or the Third Restated Certificate proposed by the Company (whether or not the same become effective).

     13. SURVIVAL OF AGREEMENTS. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement (despite any investigation at any time made by the Investors or on their behalf) for a period of twenty-four (24) months and all covenants and agreements contained herein by the Company shall survive the execution and delivery of this Agreement in accordance with their terms. All statements contained in any certificate or other instrument executed and delivered by the Company or its duly authorized officers or representatives pursuant hereto in connection with the transactions contemplated hereby shall be deemed representations by the Company hereunder.

     14. NOTICES. All notices, requests, consents and other communications herein (except as stated in the last sentence of this Section 14) shall be in writing and shall be deemed to be delivered (i) on the date delivered, if personally delivered or transmitted via facsimile with return confirmation of such transmission; (ii) on the business day after the date sent, if sent by recognized overnight courier service and
(iii) on the fifth day after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, as follows:

                    (a)  If to the Company:

                         3DX Technologies Inc.
                         12012 Wickchester, Suite 250
                         Houston, Texas  77079-1218
                         Attention:  C. Eugene Ennis, President
                         Facsimile:  (713) 579-9227

                         with a copy to:

                         Frederic A. Rubinstein, Esq.
                         Kelley Drye & Warren
                         101 Park Avenue
                         New York, New York  10178
                         Facsimile:  (212) 808-7897

                    (b) If to the Investors other than Landmark, at their respective addresses set forth in Schedule 1 or
                         Schedule 2 hereto;

                         with a copy to:

                         John Holzgraefe, Esq.
                         Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200
                         Dallas, Texas  75202-2799
                         Facsimile: (214) 855-4300

                    (c)  If to Landmark:

                         Landmark Graphics Corporation
                         15150 Memorial Drive
                         Houston, Texas 77079
                         Attention: Patti Massaro, Esq.
                         Facsimile: (713) 560-1383
                         with a copy to:

                         Robert E. Crawford, Jr., Esq.
                         Winstead Sechrest & Minick
                         5400 Renaissance Tower
                         1201 Elm Street
                         Dallas, Texas 75270
                         Facsimile: (214) 745-5390

or such other addresses as each of the parties hereto may provide from time to time in writing to the other parties. The financial statements and other reports required by Section 7 may be mailed by first-class regular mail.

     15. MODIFICATIONS; WAIVER. (a) Except as set forth in Section 15(b), neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or in writing, except that any provision of this Agreement may be amended and the observance of any such provision may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of (i) the Company, (ii) the holders of at least 66-2/3% of the aggregate voting power of shares of the Series B Preferred and Registrable Stock held by the Prior Investors (excluding from both the numerator and denominator of the fraction from which such percentage is derived all shares theretofore disposed of by the Investors or their Transferees pursuant to one or more registration statements under the Securities Act or pursuant to Rule 144) acting together as a single class, (iii) the holders of at least 66 2/3% of the aggregate voting power of shares of the Series C Preferred (excluding from both the numerator and denominator of the fraction from which such percentage is derived all shares theretofore disposed of by the Investors or their Transferees pursuant to one or more registration statements under the Securities Act or pursuant to Rule 144), (iv) Landmark, as to Sections 7.2, 7.3, 7.9 and 8, and (v) in the event the Key Employees' registration rights in Section 8 are modified, waived or terminated, the holders of at least 51% of the aggregate number of shares of Common Stock outstanding as of the date of such modification, waiver or termination that are held by the Key Employees who at such time are stockholders of the Company; PROVIDED that this Section 15 may not be modified or amended without the written consent of all the parties hereto (including, however, only those Key Employees who at the time of such modification or waiver are stockholders of the Company); and PROVIDED, FURTHER, that the Board of Directors shall be permitted to grant to any officer of the Company registration rights that are the equivalent of the Key Employees' registration rights and the granting of such officer registration rights shall not be deemed a modification of the Key Employees' registration rights, for purposes of this Section 15(a) if granted with the approval of the entire Board of Directors.

          (b) Notwithstanding anything to the contrary contained in Section 15(a), the Board of Directors of the Company may, from time to time, designate in writing additional employees of the Company as "Key Employees," as such term is used in this Agreement. Each person so designated shall execute all such documents as shall be necessary so that he or she shall be considered a "Key Employee" within the meaning of this Agreement, and only after the execution of all such documents by the Company and such Key Employee, all references to "Key Employees" in this Agreement shall be deemed to include such designee; PROVIDED that in no event shall a person be considered a Key Employee if such person is no longer employed by the Company.

     16. ENTIRE AGREEMENT. This Agreement, together with the schedules and exhibits attached hereto and made a part hereof, contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the date hereof.

     17. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and Transferees of the parties hereto, except that the rights set forth in Sections 7.1, 7.3, 7.4 and 8.13 hereof may be assigned but only to (i) a Transferee who shall acquire not less than 4,000 shares (as adjusted for Recapitalization Events) of Series B Preferred Stock and 21,000 shares of Registrable Stock (as adjusted for Recapitalization Events), (ii) a transferee who shall acquire not less than 100,000 Shares purchased hereunder (as adjusted for Recapitalization Events), (iii) a Transferee of any Prior Investor who shall acquire all of the Series B Preferred Stock and Common Stock purchased by such Investor under the Prior Agreement or the Exchange Agreement or (iv) a permitted transferee of Nations who shall acquire Shares pursuant to the provisions of
Section 10 hereof.

     18.  ENFORCEMENT.

          (a) REMEDIES AT LAW OR IN EQUITY. If the Company shall default in any of its obligations under this Agreement or if any representation or warranty made by or on behalf of the Company in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any material respect as of the date of this Agreement or as of an applicable Closing Date or as of the date it was made, furnished or delivered, the Investors may proceed to protect and enforce their rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or the Restated Certificate, injunction against the breach of any such term or in furtherance of the exercise of any power granted in this Agreement or the Restated Certificate, or to enforce any other legal or equitable right of such Investors or to take any one or more of such actions.
In the event the Investors bring such an action against the Company, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement or the Restated Certificate, including without limitation such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

          (b) REMEDIES CUMULATIVE; WAIVER. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Investors at law or in equity. No express or implied waiver by the Investors of any default shall be a waiver of any future or subsequent default. The failure or delay of the Investors in exercising any rights granted them hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by the Investors shall not exhaust the same or constitute a waiver of any other right provided herein.

     19. AMENDMENTS TO PRIOR AGREEMENT. Sections 7, 8, 11 and 14 through 21 of the Prior Agreement are hereby replaced in their entirety by Sections 7, 8, 11 and 14 through 22 of this Agreement. Except as amended and modified hereby, the Prior Agreement shall continue in full force and effect in accordance with its terms. By execution of this Agreement, (a) the Prior Investors, Key Employees and the Company hereby consent to the amendment of the Prior Agreement as contemplated herein, and (b) the Prior Investors waive their right of first refusal under Section 7.11 of the Prior Agreement in respect of the sale of Shares hereunder, such waiver to be effective on behalf of all the Investors referred to in the Prior Agreement pursuant to Section 15 thereof.

     20. EXECUTION AND COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and by the Company.

     21. GOVERNING LAW AND SEVERABILITY. This agreement shall be governed by the internal laws of the state of Texas, without regard to principles of conflicts of law and will, to the maximum extent practicable, be deemed to call for performance in Harris County, Texas. In the event any provision of this agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this agreement shall remain in full force and effect.

     22. HEADINGS. The descriptive headings of the Sections hereof and the Schedules and Exhibits hereto are inserted for convenience only and do not constitute a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

                                     THE COMPANY:

                                     3DX TECHNOLOGIES INC.



                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:

                                     PURCHASER:


                                     - - - - - - - - - - - - - - - - - - - - -



                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:

                                     PRIOR INVESTOR:


                                     - - - - - - - - - - - - - - - - - - - - -


                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:

Agreed to and accepted in their
capacity as Founders of the Company
as to Sections 8, 11 and 15 only:



----------------------------------
          C. Eugene Ennis



----------------------------------
          Douglas C. Nester



----------------------------------
           Peter M. Duncan